Exhibit 10.18

EXECUTION COPY

December 15, 2021

By E-Mail

Jonathan Coslet

Dear Jonathan:

This letter agreement (this “Agreement”) is prepared in light of your recent appointment as Vice Chairman of TPG Global LLC (“TPG Global,” and together with TPG Partners, LLC (and, following its incorporation, TPG Inc., “TPG Inc.”), TPG Partner Holdings, L.P. (“TPH”) and each of their respective affiliates, if any, whose agreement to be bound hereby is necessary to the effectuate the intent hereof, (which effectuation will be implemented and administered by TPG Global), collectively, the “TPG Entities”) to set out certain agreements between you and TPG Global LLC. This Agreement is effective upon the date first written above (the “Effective Date”). All capitalized terms used herein and not otherwise defined are as defined in Section 3 of this Agreement.

For good and valuable consideration, you and TPG Global agree:

1. Vesting of Pre-IPO Interests. Upon your Orderly Retirement, and notwithstanding anything to the contrary (including in the TPH Agreements), you shall vest in full into all of your unvested TPH Interests that were granted or issued to you (including, for the avoidance of doubt, any grants of TPH Partner Units communicated to you in writing in your 2021 compensation review) as of the earlier of (x) the Notice Date and (y) the effective date of the initial public offering of TPG, Inc. (or its predecessor or successor) (the “IPO”). TPH will retain its right (as in effect under the TPH Agreements) to adjust or reallocate amounts otherwise distributable to you in respect of your Promote Units.

2. Repurchase Right. Notwithstanding anything to the contrary (including in the TPH Agreements), if a Specified Action occurs, TPH (or its designee) may elect (in the sole discretion of the General Partner of TPH) to, at any time following the Effective Date but not beyond the 18th month anniversary of the date on which you cease to provide services to any of the TPG Entities, repurchase for Fair Market Value any or all of your TPH Interests. If TPH (or its designee) elects to repurchase any of your TPH Interests, TPH (or its designee) shall deliver to you a Repurchase Notice. Upon delivery of a Repurchase Notice, you (on behalf of yourself and the owner of any of your TPH Interests) agree to sell all TPH Interests referenced in such Repurchase Notice to TPH (or its designee) for the FMV Repurchase Amount on the terms set forth in this Agreement. The FMV Repurchase Amount shall be paid in cash in three equal installments on each of the first three anniversaries of the applicable Repurchase Date, in each case, together with any interest as determined by TPH from the applicable Repurchase Date to the actual date of payment (and, to the extent interest is applicable, it shall be no less than the then short-term applicable federal rate for such period). TPH may prepay any portion of the FMV Repurchase Amount at any time in the sole discretion of the General Partner of TPH, and such prepaid amounts will be credited against the next installment of the FMV Repurchase Amount due. Upon your request, TPH will evidence the repurchase payment obligations in a non-negotiable note on terms and conditions consistent with the terms and conditions set forth in this Agreement.

3. Definitions.

a. “Fair Market Value” shall be the fair market value of a TPH Interest as of the applicable date of determination as reasonably determined by the General Partner of TPH in good faith.

b. “Orderly Retirement” shall mean your ceasing to provide services to the TPG Entities due to (x) your termination with the TPG Entities by them without Cause (as defined in the TPH Agreement) or (y) (i) on or after the first anniversary of the Effective Date (provided, however, that if an IPO occurs within six months of the Effective Date, then no earlier than the first anniversary of the effective date of the IPO), your voluntary termination following your delivery of written notice (the date of such notice or a notice to you from a TPG Entity of termination without Cause, the “Notice Date”) to the Chief Executive Officer of TPG (with a copy to the Chief Human Resources Officer) of such resignation that specifies a resignation date that is at least 180 days following the Notice Date (unless your intent to retire arises from significant and sustained health or family developments, in which case you will provide as much notice as is reasonably practicable under the circumstances) and (ii) as of the Notice Date, your retirement would not trigger a “key man” suspension of the investment period under the limited partnership agreement (or analogous instrument) of any fund of any TPG Entities of which you are a key man (a “Key Man Event”), or any such “key man” condition has been waived by the applicable TPG party with respect to such fund, and, in the case of each of (x) and (y), you make yourself available to provide reasonable assistance and cooperation in transitioning your duties and responsibilities (including by assisting with identifying replacement “key persons” for any relevant TPG funds) and no Specified Action occurs. For the avoidance of doubt, if, as of the Notice Date, your retirement would trigger a Key Man Event, your rights will not be affected by such circumstances if the termination was pursuant to clause (x) and if it was pursuant to clause (y), you will be offered the opportunity to rescind your notice of voluntary termination.

c. “Repurchase Notice” means a written notice specifying (i) that TPH (or its designee) intends to repurchase TPH Interests, (ii) the number and which TPH Interests are to be repurchased, (iii) the effective date of such repurchase (the “Repurchase Date”) and (iv) the aggregate amount payable with respect to such repurchase (which shall be equal to the Fair Market Value of the relevant TPH Interests (the “FMV Repurchase Amount”)).

d. “Specified Action” means your breach of any of non-competition, non-solicitation, non-disparagement, confidentiality or work product obligations under any TPH Agreement that is binding upon you or your engaging in conduct constituting Cause (as defined in the TPH Agreement).

e. “TPH Agreement” means the Seventh Amended and Restated Limited Partnership Agreement of TPH, together with all grant and contribution agreements governing your TPH Interests, the “TPH Agreements.”

f. “TPH Interests” means TPG Partner Units and Promote Units as defined in the TPH Agreement. Your TPH Interests mean any and all TPH Interests held by you or any person or party related to you or in which you have any pecuniary interest.

4. Miscellaneous.

a. This Agreement, together with the TPH Agreements, shall constitute the entire agreement between you and each TPG Entity with respect to the subject matter hereof, and supersede and are in full substitution for any prior understandings or agreements with respect to the subject matter hereof. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement amends in any manner the TPH Agreements or the terms of any TPH Interests, and the TPH Agreements shall remain in full force and effect. For the avoidance of doubt, this Agreement supersedes in all respects the letter agreement, dated December 13, 2016, by and among TPG Global, TPH and you, which will no longer be in effect upon the Effective Date. TPH shall be a third-party beneficiary with respect to the immediately preceding sentence. All references to you in this Agreement mean and include you (Jonathan Coslet) and all related persons of yours holding TPH Interests from time to time.

b. This Agreement may be amended only by an instrument in writing signed by the signatories hereto (which in your case includes your applicable legal representative in the event of your death or legal incapacity). Any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by the other party hereto of any provision hereof will in no way affect the full right of such party or his or its lawful successors to require such performance at any time thereafter. The waiver by any party hereto of a breach of any provision hereof will in no way be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

c. Any provision of this Agreement (or portion thereof) that is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will automatically be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. The parties acknowledge that good, valuable and sufficient consideration has been given for this Agreement.

d. This Agreement will be governed by and construed in accordance with the laws of Delaware without reference to its principles of conflicts of law.

e. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. A facsimile of a signature or a signature delivered in portable document (“.pdf”) format via email will be deemed to be, and have the effect of, an original signature. The parties will timely and validly execute any further instrument as may be necessary or advisable to effect or perfect the matters contemplated by this Agreement.

f. This Agreement will inure to the benefit of and be binding upon the successors and assigns of TPG Global. This Agreement will inure to the benefit of you, your successors, heirs, legatees and personal representatives, but is not otherwise assignable by you without the prior written consent of TPG Global.

If you agree with the foregoing provisions, please sign in the appropriate space below and return the original to us.

TPG GLOBAL, LLC

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

I agree to the terms and conditions set forth in this Agreement.
/s/ Jonathan Coslet
Jonathan Coslet

[Signature Page to Letter Agreement – Jonathan Coslet]